UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 11, 2010
BroadSoft, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34777 (Commission File Number)	52-2130962 (I.R.S. Employer Identification No.)
220 Perry Parkway
Gaithersburg, Maryland 20877
(Address of principal executive offices)
(301) 977-9440
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.
This Current Report on Form 8-K (this “Report”) is being furnished by BroadSoft, Inc. (the “Company”) to clarify its expectations, originally provided during its second quarter 2010 earnings conference call, regarding net loss per basic and diluted share of common stock for the year ending December 31, 2010, determined on the basis of generally accepted accounting principles (“GAAP”).
As of August 11, 2010, the Company is predicting a net loss on a GAAP basis of $(0.02)-$(0.04) per basic and diluted share of common stock for the year ending December 31, 2010. This predicted range is based on a projection of approximately 16.5 million weighted average shares of common stock outstanding for the year, determined on a GAAP basis.
Forward-Looking Statements
The statements in this Report relating to the Company’s projected net loss per basic and diluted share of common stock and its weighted average shares of common stock outstanding for the year ending December 31, 2010 are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can also be identified by the use of the terms and phrases “expect,” “estimate,” “predict” and “project” and other similar terms and phrases. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, including, but not limited to: the Company’s dependence on the success of BroadWorks and on its service provider customers to sell services using its applications; the Company’s dependence in large part on service providers’ continued deployment of, and investment in, their IP-based networks; unexpected changes in the number of shares of common stock outstanding as a result of future option or warrant exercises or other unexpected equity issuances; and those factors contained in the “Risk Factors” section of the Company’s Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 9, 2010 and in the Company’s other filings with the SEC. All information in this Report is as of August 11, 2010. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statement made herein for any reason to conform the statement to actual results or changes in the Company’s expectations.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADSOFT, INC.
Date: August 11, 2010	By:	/s/ James A. Tholen
		Name:	James A. Tholen
		Title:	Chief Financial Officer